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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the HealthTronics, Inc. Stock Option Plan - 2001 of our reports (a) dated February 3, 2001, with respect to the consolidated financial statements of HealthTronics Surgical Services, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2000, and (b) dated July 31, 2001, with respect to the combined consolidated financial statements of Heritage Medical Services of Texas, Inc. and HSC of Gulf Coast, Inc. and subsidiaries included in HealthTronics Surgical Services, Inc.'s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 2, 2001.

                                           /s/ Ernst & Young LLP

Atlanta, Georgia
August 23, 2001